Exhibit 99.3
PACKETEER, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
          The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006 are based on the historical financial statements of Packeteer, Inc. (“Packeteer”) and Tacit Networks, Inc. (“Tacit”) after giving effect to Packeteer’s acquisition of Tacit (the “Acquisition”) using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of operations are presented as if the Acquisition had taken place on January 1, 2005. Because the acquisition closed on May 16, 2006, Tacit’s balance sheet information has been consolidated into Packeteer’s unaudited condensed consolidated balance sheet as of September 30, 2006, which was included in Packeteer’s report on Form 10Q for the nine months ended September 30, 2006 filed with the Securities and Exchange Commission on October 31, 2006.
          The Acquisition has been accounted for under the purchase method of accounting in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined statements of operations, was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill.
          The unaudited pro forma condensed combined statements of operations have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated results of operations in future periods or the results that actually would have been realized had Packeteer and Tacit been a combined company during the respective periods presented. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with Packeteer’s historical consolidated financial statements included in its Current Report on Form 10-K filed on March 16, 2006 and in its Form 10-Q for the nine months ended September 30, 2006, as well as Tacit’s historical financial statements for its years ended December 31, 2005 and 2004, which are included as Exhibit 99.1 to this Form 8-K/A.

PACKETEER, INC. AND TACIT NETWORKS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005
(In thousands, except per share data)

	Historical		Pro Forma		Pro Forma

	Packeteer	Tacit	Adjustments		Combined

Revenues	$112,941	$3,509	$—		$116,450
Cost of revenues	29,295	2,089	1,212	a	32,596

Gross profit	83,646	1,420	(1,212)		83,854

Operating expenses:
Research and development	21,778	4,640	298	b	26,716
Sales and marketing	38,276	9,435	1,770	c	49,481
General and administrative	7,222	1,696	105	d	9,023

Total operating expenses	67,276	15,771	2,173		85,220

Operating income (loss)	16,370	(14,351)	(3,585)		(1,366)

Other income:
Interest and other income, net	2,916	404	(2,226	) e	1,094
Interest expense	(3)	—	—		(3)

Income (loss) before provision (benefit) for income taxes	19,283	(13,947)	(5,611)		(275)
Provision (benefit) for income taxes	125	(104)	(1,868	) f	(1,847)

Net income (loss)	$19,158	$(13,843)	$(3,743)		$1,572

Net income per share:
Basic	$0.57				$0.05
Diluted	$0.55				$0.05
Shares used to compute net income per share:
Basic	33,823				33,823
Diluted	35,065				35,065
See Notes to Unaudited Pro forma Condensed Combined Financial Statements.

PACKETEER, INC. AND TACIT NETWORKS, INC.
UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2006
(In thousands, except per share data)

	Historical		Pro Forma		Pro Forma

	Packeteer	Tacit	Adjustments		Combined

Revenues	$102,440	$3,237	$—		$105,677
Cost of revenues	26,333	1,237	400	a	27,970

Gross profit	76,107	2,000	(400)		77,707

Operating expenses:
Research and development	22,052	2,477	(115	) b	24,414
Sales and marketing	40,017	4,347	281	c	44,645
General and administrative	9,848	3,607	(40	) d	13,415
In-process research and development	1,800	—	(1,800	) g	—

Total operating expenses	73,717	10,431	(1,674)		82,474

Operating income (loss)	2,390	(8,431)	1,274		(4,767)

Other income:
Interest and other income, net	3,094	120	(834	) e	2,380

Income (loss) before provision for income taxes	5,484	(8,311)	440		(2,387)
Provision for income taxes	1,474	—	(700	) f	774

Net income (loss)	$4,010	$(8,311)	$1,140		$(3,161)

Net income (loss) per share:
Basic	$0.12				$(0.09)
Diluted	$0.11				$(0.09)
Shares used to compute net income (loss) per share:
Basic	34,704				34,704
Diluted	35,660				34,704
See Notes to Unaudited Pro forma Condensed Combined Financial Statements.

PACKETEER, INC.
NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
1. BASIS OF PRO FORMA PRESENTATION
          On May 16, 2006, the Company completed its acquisition of Tacit Networks, Inc., or Tacit, a privately held company headquartered in South Plainfield, New Jersey. Tacit develops products that allow enterprises with multiple locations to more efficiently store and transfer data between remote sites and central data storage sites. The acquisition will expand the Company’s product offerings of branch office infrastructure solutions that enable organizations pursuing server, storage and resource consolidation to meet cost, security and regulatory compliance objectives. Tacit became a wholly owned subsidiary of Packeteer in a transaction accounted for using the purchase method.
          The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2005 and for the nine months ended September 30, 2006 are based on the historical financial statements of Packeteer and Tacit after giving effect to Packeteer’s acquisition of Tacit and the assumptions and adjustments described in the notes herein. No material transactions between Packeteer and Tacit occurred during the periods presented.
          The unaudited pro forma condensed combined statements of operations are presented as if the Acquisition had taken place on January 1, 2005. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 combines Packeteer’s historical consolidated statement of operations with Tacit’s historical statement of operations for the year then ended. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2006 combines the historical results for Packeteer for the nine months ended September 30, 2006, which include the results of Tacit subsequent to May 16, 2006 (the closing date of the acquisition), and the historical results for Tacit for the period from January 1 to May 16, 2006.
2. PRELIMINARY PURCHASE PRICE ALLOCATION
     Pursuant to the terms of the merger agreement, Packeteer acquired 100% of the outstanding shares of Tacit for an initial purchase price of approximately $68 million in cash, including acquisition costs of $1.7 million. In addition, Packeteer assumed all the then outstanding options to purchase Tacit common stock, and converted those into options to purchase approximately 320,000 shares of Packeteer’s common stock. In addition to the cash paid that is included in the initial purchase price, the merger agreement required that $7.85 million of cash be placed in an escrow account to secure Tacit’s obligations under certain representation and warranty provisions. The escrow funds will be released one year from the closing date of the acquisition, at which time the final purchase price will be adjusted.
     The following table summarizes the allocation of the initial purchase price based on the estimated fair values of the tangible assets acquired and the liabilities assumed at the date of acquisition (in thousands):

Cash	$66,358
Fair value of options assumed	2,482
Acquisition related transaction costs	1,655

Total initial purchase price	$70,495

     The fair value of the assumed options, both vested and unvested, was determined using a Black-Scholes valuation model consistent with Packeteer’s valuation of stock options in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS123(R)”) as described in Packeteer’s SEC filings on Form 10-Q. Unrecognized compensation expense associated with the fair value of the unvested options assumed was approximately $1.2 million, which is not included in the initial purchase price above.
     Under the purchase method of accounting, the initial purchase price as shown in the table above is allocated to Tacit’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the acquisition. The escrow funds have not been included in goodwill. When the funds are released in May 2007 to the former stockholders of Tacit, additional goodwill will be recorded.
     The preliminary allocation of the initial purchase price is as follows (in thousands):

Amount
Cash and cash equivalents	$3,202
Short-term investments	1,500
Accounts receivable	1,745
Inventories	226
Other current assets	148
Property and equipment	300
Accounts payable and accrued liabilities	(5,380)
Deferred revenue	(513)
Goodwill	62,439
Identifiable intangible assets	8,380
In-process research and development	1,800
Net deferred tax liabilities	(3,352)

Total initial purchase price	$70,495

Identifiable intangible assets
     Identifiable intangible assets consist primarily of customer relationships, trade names and technology. The customer relationships intangible relates to Tacit’s ability to sell existing, in-process and future versions of its products to its existing customers. Developed technology intangibles include a combination of patented and unpatented technology, trade secrets, and computer software that represent the foundation for current and planned new products. The following table presents details of the purchased intangible assets (in thousands, except years):

	Estimated
	Useful Life
	(in Years)	Amount
Intangible Assets
Developed technology	3.0	$3,530
Customer relationships	4.0	4,200
Trade name	3.0	650

Total		$8,380

Goodwill
     Approximately $62.4 million of the initial purchase price has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. The goodwill was attributed to the premium paid to expand and quicken the combined company’s ability to serve the growing markets for Wide Area File Services and branch office server solutions. Management believes the acquisition positions the combined company as a leading supplier of branch office server solutions delivering network services, network data reductions and file and bulk data caching. None of the goodwill recorded as part of the Tacit acquisition will be deductible for United States federal income tax purposes. Goodwill will be deductible for state income tax purposes in those states in which Packeteer elects to step up its basis in the acquired assets.
In-process research and development
          Packeteer estimates that $1.8 million of the purchase price represents in-process research and developments, IPR&D, primarily related to projects associated with Tacit’s iShared network wide area network (“WAN”) optimization technology (including the hardware appliance and the related software) enhancements and upgrades that had not yet reached technological feasibility at the acquisition date and have no alternative future use. Packeteer’s methodology for allocating the purchase price of acquisitions to IPR&D was determined through established valuation techniques in the high-technology networking product industry. The fair value of the technology under development, as well as the existing purchased technology, was determined using the income approach, which estimates the present value of future economic benefits such as cash earnings, cost savings, tax deductions, and proceeds from disposition. The present value calculations were developed by discounting expected cash flows to the present value at a rate of return that incorporates the risk-free rate for the use of funds, the expected rate of inflation, and risks associated with the particular investment. The discount rate of 19% selected was generally based on rates of return available from alternative investments of similar type and quality. Due to its non-recurring nature, the in-process R&D expense has been excluded from the unaudited pro forma condensed combined statements of operations.
Deferred tax liability
          Net deferred tax liabilities of $3.4 million include tax effects of fair value adjustments primarily related to intangible assets.
3. PRO FORMA ADJUSTMENTS
The accompanying unaudited pro forma condensed combined statements of operations have been prepared as if the Acquisition was completed on January 1, 2005 and reflect the following pro forma adjustments:
(a)	To adjust cost of revenues as follows (in thousands):

	Year ended	Nine months ended
	December 31, 2005	September 30, 2006
Eliminate Tacit’s historical amortization of intangible assets	$—	$(28)
Amortization of purchased intangible assets	1,177	441
Stock based compensation related to Tacit options assumed in the acquisition	35	(13)

Total	$1,212	$400

(b)	To adjust research and development expense as follows (in thousands):

	Year ended	Nine months ended
	December 31, 2005	September 30, 2006
Stock based compensation related to Tacit options assumed in the acquisition	$298	$(115)

(c)	To adjust sales and marketing expense as follows (in thousands):

	Year ended	Nine months ended
	December 31, 2005	September 30, 2006
Amortization of purchased intangible assets	$1,267	$475
Stock based compensation related to Tacit options assumed in the acquisition	503	(194)

Total	$1,770	$281

(d)	To adjust general and administrative expense as follows (in thousands):

	Year ended	Nine months ended
	December 31, 2005	September 30, 2006
Stock based compensation related to Tacit options assumed in the acquisition	$105	$(40)

(e)	To reduce interest income to reflect the cash paid for the acquisition of Tacit.

(f)	To adjust the tax provision to reflect the effect of the pro forma adjustments at the statutory tax rate of 40% on tax deductible items.

(g)	To eliminate in-process R&D expense.